EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

7 Days Group Holdings Limited:

We consent to the use of our report dated May 8, 2009, with respect to the consolidated balance sheets of 7 Days Group Holdings Limited and subsidiaries as of December 31, 2007 and 2008, and the related consolidated statements of operations, equity (deficit) and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008, which appears in the registration statement (No. 333-162806) on Form F-1/A of 7 Days Group Holdings Limited dated November 19, 2009, incorporated herein by reference.

/s/ KPMG

Hong Kong, China

January 27, 2010